EXHIBIT 21

LONDON PACIFIC GROUP LIMITED
Subsidiary Listing as of March 18, 2002


London Pacific Group Limited (Jersey, Channel Islands corporation)

  Berkeley International Capital Limited (Guernsey, Channel Islands corporation)

  Berkeley International Limited (Jersey, Channel Islands corporation)

  London Pacific Advisers Limited (United Kingdom corporation)

  London Pacific Assurance Limited (Jersey, Channel Islands corporation)

     LPAL Investments Limited (Guernsey, Channel Islands corporation)

  London Pacific Technologies, Inc. (Delaware corporation)

     LP Advisors, Inc. (California corporation)

        Advisory Insurance Services of Texas (Texas corporation)

        London Pacific Advisory Services, Inc.* (California corporation)

        London Pacific Securities, Inc.* (Delaware corporation)

           LPA Insurance Agency, Inc.* (California corporation)

  London Pacific Trust Company Limited (Jersey, Channel Islands corporation)

     Berkeley (USA) Holdings Limited (California corporation)

        Berkeley Capital Management (California corporation)

        Berkeley Institutional Investment, Inc. (California corporation)

        Berkeley International Capital Corporation (California corporation)

        London Pacific Life & Annuity Company (North Carolina corporation)

           LPIMC Insurance Marketing Services (California corporation)

        North American Fiduciary Services, Inc. (California corporation)

     London Pacific Secretaries Limited (Jersey, Channel Islands corporation)



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Notes:
(1)   Each indentation reflects another tier of ownership.

(2) All subsidiaries are 100% owned and are listed above, except that several subsidiaries that in the aggregate are insignificant have been omitted.

*     Does business under the name "London Pacific Advisors."